POLICY STATEMENT ON INSIDER TRADING


     First Pacific Advisors, Inc. ("FPA") forbids any officer, director or employee from trading, either personally or on behalf of others, (such as, mutual funds and private accounts managed by FPA), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." FPA's policy applies to every officer, director and employee and extends to activities within and outside their duties at FPA. Every officer, director and employee must read and retain this policy statement. Any questions regarding FPA's policy and procedures should be referred to J. Richard Atwood.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     --- trading by an insider, while in possession of material nonpublic information, or

     --- trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     ---  communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below.

     1.   Who is an Insider?

          The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, FPA may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

     2.   What is Material Information?

          Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

     3.   What is Nonpublic Information?

          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters
          Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

     4.   Bases for Liability

          a.   Fiduciary Duty Theory

               In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

               In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

               However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

          b.   Misappropriation Theory

               Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

     5.   Penalties for Insider Trading

          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          -    civil injunctions
          -    treble damages
          -    disgorgement of profits
          -    jail sentences
          - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and
          - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

          In addition, any violation of this policy statement can be expected to result in serious sanctions by FPA, including dismissal of the persons involved.


            PROCEDURES TO IMPLEMENT THE FIRST PACIFIC ADVISORS, INC.
                         POLICY AGAINST INSIDER TRADING



     The following procedures have been established to aid the officers, directors and employees of First Pacific Advisors, Inc. ("FPA") in avoiding insider trading, and to aid FPA in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of FPA must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

     1.   Identifying Inside Information

          Before trading for yourself or others, including investment companies or private accounts managed by FPA, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

          a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          b. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

          If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

          a. Report the matter immediately to J. Richard Atwood, or in his absence, Christopher H. Thomas or Stephen W. O'Neil.

          b.   Do not purchase or sell the  securities  on behalf of yourself or
               others,   including  investment  companies  or  private  accounts
               managed by FPA.

          c. Do not communicate the information inside or outside FPA, other than to J. Richard Atwood, or in his absence, Christopher H. Thomas or Stephen W. O'Neil.

          d. After J. Richard Atwood, or in his absence, Christopher H. Thomas or Stephen W. O'Neil, has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     2.   Personal Securities Trading

          All  personal  securities   transactions  must  be  cleared  prior  to
          execution. Refer to the procedures set forth in the FPA Policy Regarding Personal Securities Transactions.

     3.   Restricting Access to Material Nonpublic Information

          Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within FPA, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

     4.   Resolving Issues Concerning Insider Trading

          If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with J. Richard Atwood, or in his absence, Christopher H. Thomas or Stephen W. O'Neil, before trading or communicating the information to anyone.



                                POLICY REGARDING
                        PERSONAL SECURITIES TRANSACTIONS
                        OF ALL OFFICERS AND EMPLOYEES OF
                          FIRST PACIFIC ADVISORS, INC.




     One of the most sensitive and difficult areas in our day-to-day business activities concern the personal securities transactions of our officers and employees. In spite of these difficulties, I know all of us recognize that clear company policies are necessary in order to minimize any possible conflict of interest between our personal investment transactions and transactions in the portfolios we manage. Further, current SEC regulations require each company in this industry to have definitive policies in this area. In any event, we believe it is appropriate for us to reassert and reinforce our own code of ethics. Although we continue to encourage the purchase of shares of FPA Capital Fund, Inc., FPA New Income, Inc., FPA Paramount Fund, Inc., FPA Perennial Fund, Inc., Source Capital, Inc., FPA Crescent Portfolio or Old Mutual plc, we feel that permitting only those investments is too limiting, particularly for those who enjoy the daily challenge of money management. We wish to be as flexible as possible in our internal procedures and at the same time protect First Pacific Advisors, Inc. ("FPA") and all accounts managed or advised by FPA (hereinafter referred to as "Accounts") from any adverse actions or criticisms regarding employee transactions. We believe the following policy affords the combination of maximum flexibility for our people as well as maximum protection of the interest of all Accounts. This policy remains in effect unless specifically amended:

1. No member of our organization may purchase or sell, directly or indirectly, for his or her own account or any account involving family (including husband, wife, minor children or other dependent relative), or any account or trust in which he or she or said family may have a beneficial interest in:

          A. Any securities that the Accounts are buying or selling until such buying or selling is completed or canceled, or

          B. Any securities which are under active consideration for purchase or sale, whether through written or oral investment recommendations.

2. This policy must be understood to prohibit not only transactions in any common stock that the Accounts might be buying or selling, but also prohibit participation in any security related to such common stock (such as warrants, convertible bonds, puts or calls) until such Accounts' transactions are concluded.

3. Short sales are permitted but are not encouraged. Moreover, any person selling short should remember that if the Accounts were subsequently to buy the securities of the company sold short, the employee must wait until the Accounts' transactions are completed before covering the short position.

4. Members of our organization may not purchase any common stock until after the completion of its initial registered public offering; under no circumstances can we personally buy shares included in any such offering. We do not want to be accused of using our position as a securities institution in order to enhance our own personal portfolios.

5. Members of our organization may not purchase a security in a "private placement" or unregistered offering without obtaining prior written approval from two members of a Committee comprised of J. Richard Atwood, Christopher H. Thomas, and Stephen W. O'Neil.

6. Securities transactions by portfolio management and trading personnel ordinarily should be for long-term investment rather than short-term trading. Any general practice of purchasing securities for quick day-to-day or month-to-month profits violates the Statement of Policy.

7. All members of our organization shall refrain from short-term trading, which includes the purchase and sale, or sale and purchase, of a security held by any Account within any 60-day period, otherwise any pre-tax profit realized on such sale is forfeited to a charitable organization.

     Nevertheless, in order to avoid inequitable application of this rule, a security may be sold within 60 days after purchase, provided, that the sale is precleared with at least two members of a Committee comprised of J. Richard Atwood, Christopher H. Thomas, and Stephen W. O'Neil.

8. No member of our organization shall purchase or sell any security which to his knowledge has been purchased or sold for any Account during seven calendar days prior to his purchase or sale, or which is being actively considered for purchase or sale for any Account. In addition, no member of our organization shall purchase or sell any security that is subsequently within seven calendar days, purchased or sold by any Account.

9. The prohibitions of Paragraph 8 shall not apply to (i) sales by a member of our organization of a security eliminated from all Accounts, provided that the member of our organization sells no sooner than the first trading day subsequent to its elimination from all Accounts and the Accounts no longer have any direct or indirect interest in the security sold; to (ii) purchases or sales by a member of our organization which receive the prior approval of at least two members of a Committee comprised of J. Richard Atwood, Christopher H. Thomas, and Stephen W. O'Neil because the transaction appears to present no reasonable likelihood of harm to the Accounts; or to (iii) purchases or sales by a member of our organization (within 7 calendar days prior to a purchase or sale by an Account) if the transaction by the Account receives the prior approval of at least two members of a Committee comprised of J. Richard Atwood, Christopher H. Thomas, and Stephen W. O'Neil because the transaction appears to present no reasonable likelihood of harm to the Account and because, to the knowledge of the member of our organization at the time the transaction was effected, the security was not being considered for purchase or sale by the Account.

10. No member of our organization shall receive any gift or other thing of more than de minimis value ($250) from any person or entity that does business with or on behalf of FPA.

11. No member of our organization shall serve on the boards of directors of publicly traded companies, absent prior authorization from at least two members of a Committee comprised of J. Richard Atwood, Christopher H. Thomas, and Stephen W. O'Neil that the board service would be consistent with the interests of all Accounts.

12. All personal transactions must be cleared prior to execution. Authorization will be in effect for one trading day only. Prior verbal approval may be obtained from the Trading Department which will consult the appropriate investment officer. Written documentation should be submitted within ten days of trade date by completing a Personal Securities Transaction form and having it approved by (i) the Trading Department and (ii) either J. Richard Atwood, or Christopher H. Thomas.

     After approval the form is then forwarded to Sherry Sasaki, Secretary of FPA, for retention in a confidential employee's securities transaction file, together with a copy of the executing broker's form of confirmation for the transaction.

13. Under no circumstances should anyone disclose the activities engaged in or contemplated for the various portfolios under our management.


ADDITIONAL REPORTING REQUIREMENTS

1.) All members of our organization will be required to prepare a memorandum to the file explaining all trades within 30 days before or after a trade on behalf of an Account. This memorandum should be forwarded to Sherry Sasaki.

2.) All members of our organization shall direct their broker to supply a duplicate copy of confirmations of all personal securities transactions to:

                                     Ms. Sherry Sasaki
                                     First Pacific Advisors, Inc.
                                     11400 W. Olympic Boulevard
                                     Suite 1200
                                     Los Angeles, CA  90064

     This requirement shall not apply to securities issued by the Government of the United States or state/local municipalities, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

3) All members of our organization shall report quarterly to the Secretary transactions in any security in which they have or acquire direct or indirect ownership. The report shall be made not later than 10 days after each calendar quarter. The date of the transaction, the title, interest rate and maturity date (where applicable), the number of shares or the principal amount of the security involved; the nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition; the price at which the transaction was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the date the report is submitted.

     This requirement shall not apply to securities issued by the Government of the United States or state/local municipalities, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

4) All members of our organization shall disclose all personal securities holdings (excluding securities issued by the Government of the United States or state/local municipalities, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies) upon commencement of employment and thereafter annually as of June 30.

5)   All members of our organization  shall disclose any broker dealer,  bank or
     other  account  used  or   maintained   for  security   transactions   upon
     commencement of employment and thereafter quarterly.

6) Annually, members of our organization will be required to certify that they have read and understand the code of ethics and that they recognize that they are subject thereto. In addition, all officers and employees will certify annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

     The above rules are applicable to all officers and employees of FPA. Independent directors of FPA Capital Fund, Inc., FPA New Income, Inc., FPA
Paramount Fund, Inc., FPA Perennial Fund, Inc., FPA Crescent Portfolio and Source Capital, Inc. are not required to complete forms.

     We recognize that the effectiveness of this Statement of Policy primarily depends upon the judgment and integrity of the members of our organization rather than upon any set written rules and procedures. Further, we realize that we cannot hope to anticipate herein every circumstance which could give rise to a possible conflict of interest. However, we believe that the above guidelines and rules will provide a frame of reference which will be useful to members of our organization in formulating and carrying out their own personal investment policies.


J. Richard Atwood


Attachment


                          FIRST PACIFIC ADVISORS, INC.




                        Personal Securities Transactions


  ACCOUNT NAME:
                  ----------------------------------


OWN

FAMILY

OTHER

NAME OF SECURITY:                                   CLEARED W/FPA TRADE
                  ----------------------------------

                                                    AMOUNT:         SHARES/BONDS
                                                          ---------

                                                    PRICE PER SHARE:
                                                                     ----------

TRANSACTION DATE:
                  -----------------------------

BUY

SELL (          )
     ---------------------------------------

SHORT

BROKER:
      ----------------------------------------------------------

EMPLOYEE SIGNATURE:                                   DATE:
                  ------------------------------------     ---------------------

--------------------------------------------------------------------------------

TRADING DEPARTMENT USE ONLY:

FPA HOLDINGS:
              -------------------------------- ---------------------------------
               MANAGER                                   HOLDINGS

LAST FPA TRADE DATE:
                    -----------------------

TRADING DESK CHECKED:                                     TRADING ACTIVITY:
30 DAYS PRIOR

         YES        NO                                          YES       NO

OPEN ORDER EXITS:
30 DAYS PRIOR

         YES        NO                                          YES       NO

MEMO REQUIRED:

         YES        NO

  SIGNATURE OF TRADER:                              DATE:
                                                           ---------------------

--------------------------------------------------------------------------------

  AUTHORIZED BY:                                    DATE:
                                                           ---------------------


                SUPERVISORY PROCEDURES TO PREVENT INSIDER TRADING

     The roles of J. Richard Atwood, and Sherry Sasaki are critical to the implementation and maintenance of FPA's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1.   Prevention of Insider Trading

     To prevent insider trading, Sherry Sasaki should:

     a. provide and review with each new officer, director or employee the Policy Statement on Insider Trading and the related Procedures to Implement the FPA Policy Against Insider Trading,

     b.   answer questions regarding FPA's policy and procedures,

     c. review on an annual basis and update as necessary FPA's Policy and Procedures, and

     d. provide all officers, directors and employees annually with a copy of the updated Statement of Policy and the related Procedures.

     To prevent insider trading, J. Richard Atwood should:

     a. resolve issues of whether information received by an officer, director or employee of FPA is material and nonpublic, and document the resolution in writing,

     b. when it has been determined that an officer, director or employee of FPA has material nonpublic information,

          i. implement measures to prevent dissemination of such information, and

          ii. if necessary, restrict officers, directors and employees from trading the securities.

2.   Detection of Insider Trading

     To detect insider trading, J. Richard Atwood should:

     a. review quarterly the securities transaction reports filed pursuant to the codes of ethics of the investment companies managed by FPA or, in the case of employees not covered by the investment company codes of ethics, the trading activity reports required by the FPA code of ethics,

     b. coordinate the review of such reports with other appropriate officers, directors or employees of FPA, and

     c. review the trading activity of the investment companies and private accounts managed by FPA.

3.   Special Reports

     Upon learning of a potential violation of FPA's Policy and Procedures to Detect and Prevent Insider Trading, J. Richard Atwood should prepare a written report to FPA's Board of Directors and, if applicable, the Boards of Directors of the investment companies providing full details and recommendations for further action and should consult with FPA's outside legal counsel and, if applicable, outside counsel for the investment companies under FPA's management.